EXHIBIT 11



               Computation of Pro Forma Net Loss Per Common Share
                     (in thousands, except per share data)
                                  (Unaudited)

                                                                                       Year Ended                 Nine Months
                                                                                   December 31, 1995       Ended September 30, 1996
                                                                                   -----------------       ------------------------
Net loss .......................................................................        $(5,067)                   $(4,600)
                                                                                        =======                    =======
Pro forma weighted average shares outstanding:
     Common stock ..............................................................          2,551                      7,357
     Convertible preferred stock ...............................................          2,210                        371
                                                                                        -------                    -------
       Pro forma weighted average shares
         outstanding ...........................................................          4,761                      7,728
                                                                                        =======                    =======
Pro forma net loss per share ...................................................        $ (1.06)                   $ (0.60)
                                                                                        =======                    =======